Exhibit 1
---------

This is a transcript of St. Jude Medical's April 16, 2003 First Quarter Earnings Conference Call. The transcript is prepared by an independent transcript service that disclaims responsibility for accuracy.

THE OPERATOR:
-------------
Ladies and gentlemen, thank you for a standing by and welcome to the first-quarter 2003 earnings results conference call. At this time, all participants are in a listen-only mode. Later we will conduct a question-and-answer session with instructions given at that time. (Caller Instructions). As a reminder, this conference is being recorded. Any statements regarding the company's anticipated future product launches, revenues, earnings, marketshares and potential clinical success are forward-looking statements which are subject to risks and uncertainties such as those described in the financial section of the company's financial section of the company's annual report to shareholders for the fiscal year ending December 31, 2002. See pages 6-8. Actual results may differ materially from anticipated results. I would now like to turn the conference over to your hosts, Terry Shepherd, Chairman and Chief Executive Officer of St. Jude Medical. Please go ahead.

MR. TERRY SHEPHERD:
-------------------
Thank you, Stacy, and thank you all for being with us on this first-quarter call. This is Terry Shepherd, Chairman and Chief Executive of St. Jude Medical and with me this morning here in St. Paul are Dan Starks, President and Chief Operating Officer; John Heinmiller, our Chief Financial Officer, Jane Song (ph), the President of our Cardiac Surgery division; David Adinolfi, President of our Daig Division and Laura Merriam, of course, the director of Investor Relations; and as usual, Mike Coyle, the President of our Cardiac Rhythm Management Division is on the call from our CRM facility in California.

We will follow our usual format this morning. I know it's a tight morning for many of you, but I will presume you have had a chance to at least glance at our earnings release. I will provide a brief summary of the quarter and then John will cover the financials in detail and reiterate sales and earnings guidance for 2003 and then Dan will lead the Q&A session and we'll all be available for that.

Once again this quarter, our results were very strong. Let me make just the following points about our results and significant events and then we will go to John. Total sales of $441 million were up 19 percent over the $371 million reported in the first quarter of 2002. Sales on a constant currency basis were up approximately 15 percent. Earnings per share for the quarter of 43 cents were up over 26 percent on a comparable basis from the first quarter of last year. Tachy, or our high-voltage sales, were quite strong at 102 million dollars, up 55 percent over the first quarter of 2002. Our downsized Epic ICD family launched in October of last year now makes up approximately half of our U.S. ICD product mix and contributed to our continued excellent growth in this market. (technical difficulty) Brady, or our low voltage cardiac rhythm management devices, were up some 6 percent at $192 million. International sales were particularly strong, up about 21 percent on an as reported basis and 11 percent on a constant currency basis. U.S. Brady sales were actually down 3 percent, reflecting what we believe to be a distinct slowing of the conventional pacemaker market in this geography with many of these patients now being treated with ICDs in the wake of both -- made it (ph) to and cardiac resynchronization indications. The EP catheter component of our cardiac rhythm management business grew about 17 percent from the first quarter of last year, in line with our expectations.

Cardiac surgery sales for the quarter totaled approximately $66 million, up about 5 percent year-over-year. Heart valves sales in fact were up 9 percent, 5 percent constant currency, reflecting particularly strong sales in international markets. In our cardiology product area, first quarter sales of Angio-seal products continued multi-quarter track record of extraordinary growth, up 48 present year-over-year at $47.5 million. And finally on the financial highlights, expected gross profit and sales, general and administrative expense productivity gains in the middle of the income statement were right on track for the quarter.

A short list of significant events in the first quarter and the intervening few weeks includes completion of minimal enrollment requirements for the RHYTHM ICD trial of the Epic HF ICD and FDA approval to add the QuickSite over the wire left heart pacing lead to this trial as we continue to enroll patients. We do remain on track to enter the high-voltage cardiac resynchronization market in the U.S. during the first half of 2004. I will remind you that our high-voltage resynchronization system is already approved and selling in Europe.

Completion of the Getz Japan acquisition occurred on April 1. We now have a significant direct presence in Japan and we will be introducing new products during the remainder of 2003 that will accelerate our growth in this important market. The guidance on the Getz sales impact by product line that we provided last quarter remains the same as this time and going forward with the transaction now complete, we will not attempt to provide a detailed breakout of the incremental Getz sales impact.

We announced FDA approval and the first implant of the Identity ADX DR pacemaker with advanced atrialfibrilation diagnostics and significant programmer enhancements to speed device follow-up. The U.S. launch of this device and its longer life companion, the Identity ADX XLDR, which was also approved by the FDA, is approved for May. We received FDA approval of the IsoFlex S silicone pacing lead product family. We also received U.S. IDE approval on Sofirst (ph) implants of our IsoFlex P polyurethane pacing lead product line and we received FDA approval of the single coil version of our popular Riata ICD lead and launched this product in Europe where single coil ICD lead predominate.

Finally, we can announce at this time this morning that we have received CE marking and indeed had first implant of the Epic Plus ICD, our newest high-voltage product family, which adds our clinically atrialfibrilation suppression technology to our downsized Epic product line.

With that, let me now turn it over to John to cover the first quarter financials in more detail and provide some guidance on our expectations for 2003.

MR. JOHN HEINMILLER:
--------------------
Thank you, Terry. As you mentioned, sales for the quarter toppled 441 million, up approximately 19 percent over the 371 million reported in the first quarter of last year. On a constant currency basis, sales were up about 15 percent. Favorable currency translations versus those used in last year's first quarter increased this quarter's sales by about 15.7 million. In January, we provided sales guidance based on the expectation that the euro and U.S. dollar this quarter would be at parity. That is, each euro would translate into one U.S. dollar. During the quarter, the euro was actually stronger than the U.S. dollar versus our parity expectation, which contributed about 6 million of the 15.7 million positive sales impact. Earnings per share of 43 cents for the first quarter represent a 26 percent increase over EPS of 34 cents reported in Q1 of 2002.

Before we discuss our first quarter 2003 sales results by product category with guidance for the remainder of 2003, let me comment on the currency exchange rates we are now using in our outlook for the balance of 2003. The two main currencies influencing St. Jude's operations are the euro and beginning in the second quarter, the Japanese yen. For the euro, we assume each euro will translate into $1.06. For the yen, we assume each 120 yen will translate into one U.S. dollar.

Now for the sales by product category discussion. ICD sales for the first quarter were approximately 102 million, up 55 percent over last year's first quarter. On a constant currency basis, ICD sales were up about 51 percent versus Q1 of last year. ICD sales for the quarter were above our prior guidance of 90-95 million and grew $17 million sequentially over Q4 of 2002. The strong ICD sales results reflect the excellent uptake of our downsized Epic product line which entered full U.S. market release during Q4 of 2002 and became our highest selling U.S. ICD product family during the first quarter of 2003. As I mentioned, ICD sales exceeded the upper end of our expectations range for this quarter. For the second quarter of 2003, we expect ICD sales in the range of 110-115 million. As a result, we now we expect full year 2003 ICD sales to be in the upper half of its guidance range, up 40-45 percent in the range of 425-440 million. For low-voltage devices, sales for the quarter totaled 192 million, up 6 percent over last year's first quarter. Sales of low-voltage devices this quarter were right in line with our previous guidance that pacemaker sales would be 188-193 million this quarter.

In the United States, pacemaker sales this quarter were 109 million, off about 4 million or about 3 percent from U.S. pacemaker sales in last year's first quarter. International pacemaker sales were approximately 83 million, up about 21 percent over the first quarter of 2002 and up 11 percent on a constant currency basis.

Our U.S. pacemaker sales continue to reflect an increase in the number of Brady indicated patients who are becoming candidates for ICDs due to made it to driven
(ph) clinical positions, as well as a modest shift to low- and high-voltage CRT devices. While we expect to see this trend continue in the U.S. for the balance of 2003, our worldwde sales of low-voltage devices are expected to benefit in future quarters from our initiation of direct selling operations in Japan as well as the global release of a number of new low-voltage device and the lead products, including the Identity ADX pacemaker family, which will be market released during the second quarter of 2003. We continue to expect our full-year 2003 worldwide pacemaker sales will be approximately 800-825 million, up 6-9 percent over 2002. For the second quarter, we expect total pacemaker sales to be 203-208 million.

EP catheter sales for the first quarter totaled 25 million, up about 17 percent over last year and just over 12 percent on a constant currency basis. For 2003, we estimate the worldwide EP catheter market will grow in the range of 15-18 percent over 2002. We continue to expect the full-year 2003 EP catheter sales to be and the range of 120-130 million. For the second quarter, we expect EP catheter sales to be in the range of 28-33 million.

Vascular sealing (ph) device sales for the first quarter of 2003 totaled 47.5 million, up 48 percent over the first quarter of last year and 42 percent on a constant currency basis. We now to expect the growth rate for vascular sealing devices to be up 25-30 percent, generating sales in the range of 195-205 million for the full year 2003. For the second quarter, we expect vascular sealing devices to be and the range of 48-53 million. Sales of other cardiology and vascular access products were about 9 million in the first quarter. For the full year 2003, we expect the other cardiology and vascular access product category will generate sales in the range of 80-90 million, up 130-160 percent over 2002. For the second quarter, we expect total sales of 20-25 million in other cardiology and vascular access products.

In cardiac surgery, total sales of 66 million for the first quarter of 2003 were up about 5 percent versus Q1 of '02 and approximately 1 percent on a constant currency basis. Sales of heart valve products this quarter were approximately 63 million, up about 9 percent over the first quarter of last year and approximately 5 percent on a constant currency basis. Other cardiac surgery product sales were 3 million this quarter. For the full year 2003, we expect to total cardiac surgery sales to be up 10-12 percent at 275-280 million. For the second quarter, we expect cardiac surgery sales to be in the range of 70-75 million.

The geographic breakdown of St. Jude Medical sales in the first quarter was 62.8 percent U.S. versus 37.2 percent OUS (ph). This compares to 66.2 percent in the U.S. and 33.8 percent OUS in the first quarter of last year. A detailed geographic breakdown of the first quarter sales by product shows low voltage at 109 million U.S., 83 million OUS; high voltage at 80 million U.S., 22 million OUS; cardiac surgery at 32 million U.S., 34 million O.U.S.; EP catheters at 15 million U.S. and 10 million O.U.S. and finally 80 CDA at 41 million U.S. and
15.5 million O.U.S..

The gross profit margin this quarter of 68.4 percent was right in line with our expectations. The company's gross profit improved about one-half of a percentage point as compared to the first quarter of last year, due primarily to higher manufacturing volumes and improved manufacturing efficiencies. As was disclosed earlier this month, the acquisition of our largest distributor in Japan -- Getz Bros. -- closed on April 1. As a result, beginning April 1, the separate operations of Getz will now be consolidated into St. Jude medical. In connection with the acquisition accounting, the beginning inventory amounts will reflect valuations that will cause an increase to cost of goods sold during initial periods subsequent to April 1, 2003. As a result, the company expects the gross profit margin as a percentage of net sales to decline slightly in the second quarter of '03 to 67-67.5 percent. This impact will moderate in the second half of 2003. For the full year 2003, we continue to expect the gross profit margin to be in the range of 68.5-69 percent.

The first quarter SG&A expenses were 31.5 percent of net sales, compared to 33.1 percent in last year's first quarter. This improvement reflects the increased sales volume and the efficiency of leveraging existing SG&A infrastructure over increased sales dollars this quarter. For the full year 2003, we expect SG&A as a percentage of net sales to be in the range of 32.5-33 percent. This expectation reflects the impact of adding the Getz direct sales organization beginning April 1, which includes about 400 sales and support and marketing people deployed in 24 sales offices throughout Japan. In addition, our outlook for 2003 reflects our plan to grow U.S. field sales and service coverage at a rate that is above our anticipated rate of U.S. revenue growth in order to increase field-based sales and sales support personnel in anticipation of our 2004 entry into the cardiac resynchronization segment of the CRM market.

R&D in the first quarter of 2003 grew by approximately 20.4 percent, or 9.5 million over the first quarter of 2002. For the full year 2003, we now expect R&D expense as a percentage of net sales to be in the range of 12.5-13.5 percent of net sales.

Other income was 1.2 million in the first quarter and for the full year, we expect other income to be in the range of 5-7 million. The company's effective income tax remained constant at 26 percent. This was the rate for the full year 2002 and we expect this rate to continue for 2003. During the quarter, our cash and cash equivalents increased by 95 million due to strong earnings, working capital management and stock option exercises. In the working capital management area, the days of sales outstanding -- DSOs -- reflected in accounts receivable as of March 31, 2003 remained relatively constant at about 85 days and days of inventory on hand -- DIOH -- also remained consistent at approximately 160 days. At the end of March 2003, we had 497 million in cash and cash equivalents and zero debt outstanding. On April 1, 2003, we closed on the acquisition of Getz Japan.

The total purchase price for Getz Japan paid in cash was approximately 230 million. In connection with this purchase to take advantage of the low interest rates and create a natural balance sheet hedge, the company has borrowed approximately 210 million in Japan under a short-term unsecured bank line of credit. If this debt was outstanding at the end of March, the company's debt to total capitalization ratio would have been approximately 11 percent.

In preparing our EPS guidance, we have assumed that in the second quarter of 2003, the share count used in our fully diluted EPS calculation will be about 189 million shares and by the fourth quarter of 2003, it will be about 193 million shares with the weighted average outstanding shares for the full year 2003 at 190 million. The previously disclosed acquisition of the largest distributor in Japan, Getz Brothers, closed on April 1. The company anticipates absorbing the higher cost of goods sold associated with the Getz acquisition accounting in the second quarter of 2003. Including absorption of this higher cost of goods sold, the company expects consolidated EPS for the second quarter to be in the range of 41-43 cents. For the second half of 2003, the higher cost of goods sold arising from the acquisition of Getz will moderate.

For the full year 2003, the company expects this acquisition will be neutral to EPS. The company expects consolidated EPS for the full year 2003 to be in the range of $1.75-1.80. All of the above sales and EPS expectations assume the euro, U.S. dollar and yen U.S. dollar exchange rates remain at current levels where each euro translates into $1.06 U.S. and every 120 yen translates into $1 U.S.. I will now turn it back to Terry.

MR. TERRY SHEPHERD:
-------------------
Thank you, John. As John outlined, we continue to expect strong operating performance and new product flow to continue and are looking forward to a number of significant events in the second quarter here, including transition of the RHYTHM ICD U.S. clinical trial into its next enrollment phase which will not require on-off randomization and will include the addition of the QuickSite over the wire left heart pacing lead, as well as the inclusion of an additional device product feature, independent B-to-B (ph) timing. Unrestricted European launch of the Epic HF high-voltage resynchronization system, CE marking of the QuickSite lead, worldwide launch of the Epic Plus product family, our next generation ICD, which as I mentioned earlier, adds our unique AF suppression technology to the very successful Epic line of downsized ICD products, worldwide launch of the Identity ADX, which again, is the first model in our Team ADX (ph) product family; U.S. launch of the Riata single-coil ICD lead, U.S. launch of the IsoFlex S silicone pacing lead, CE marking of the IsoFlex P polyurethane pacing lead, rollout of the Angio-Seal STX Plus, the next enhancement to our market leading Angio-Seal product line; global launch of the LiveWire spiral HP EP catheter family, which consists basically of four models of deflectable duo deckopolar (ph) spiral catheters for advanced mapping of the pulmonary veins and EP procedures for patients with atrialfibrilation and U.S. introduction and launch of the brand new reflection platform of advanced steerable EP catheters. We look forward to reviewing progress in all of these series and others with you much more comprehensively at our annual investor conference coming up just next week in New York. I hope you can join us and then. And if we don't have time this morning to do justice to some of your questions, I'm sure there will be plenty of time to cover your interest thoroughly at that conference in just a few days. With that, we will now be happy to answer your questions. Out of respect for everyone on the call, let's take one question and a follow-up from each caller in the first round and then we will manage the session. Stacy, please queue up the questions.




THE OPERATOR:
-------------
(Caller Instructions). Rick Wise (ph), Bear Stearns.

THE CALLER:
-----------
Good morning, everybody. Can we touch a little bit more on the Brady weakness? Can you help us understand maybe in a little bit more detail what you think is happening in the market. Guidant (ph) just reported their number is up 11 percent in the U.S. and Brady Medtronic obviously has seen some weakness, but your results seemed especially weak. And maybe help us understand a little bit more clearly why we should feel confident that it doesn't get worse from here before it gets better?

COMPANY REPRESENTATIVE:
-----------------------
Rick, let me start now -- ask you Mike if you have additional comments to add. First, Rick, please do give us credit. Our guidance last quarter was that we expected the pacing sales to be in the range of $188-193 (ph) million this quarter and our sales were $192 million. So do give us credit for offering good guidance and being able to deliver within our guidance. We have continued to do that here in the past and expect to maintain that kind of record going forward.

On a total global basis, our patients sales were up 6 percent, so it's our estimate that we certainly have not digested the numbers that came out this morning, but it is our estimate that we're holding share in the global pacing market. On the U.S. piece of it, which I appreciate is what you're asking about, I don't think we could explain to you anybody else's numbers and how those numbers are calculated and exactly where points of difference might be in the way that numbers get calculated and so I would have to just -- we would certainly look to things like -- are we all calculating lead system sales in exactly the same way as people would appreciate. When we talk about an ICD system, we are talking about a device that includes a pacing system and pacing leads, as well as a device that has high-voltage shock. Your one area to clarify that we will not be able to clarify we can only tell you you how we do it, would be how do the pacing lead components of the high-voltage system get rolled up into final numbers. In our own environment, we have a reorder number for each lead, whether it is a high-voltage lead or low voltage lead. We don't have any way of tying back at the point where that reorder number appears as a purchase device. We don't have any way to sort out in our information system whether that low voltage lead was sold as part of -- as a component of a high-voltage system or whether it was sold as a component of a low voltage system, and so we just have to pick how that reorder number will consolidate. And in our environment, it consolidates as a low-voltage (indiscernible). And so we don't know how anybody else does it, but at least that would be an area to look at to be sure that it is apples and apples when comparing numbers. So if for example in Europe where we already have -- where we have just announced the launch of our high-voltage resynchronization system, each of the coronary sinus leads that gets sold with that system going forward are going to be reflected as low-voltage device sales, just because that is what I have just described. That may or may not be the case in other companies' environments, but that would at least be something to be sure to clarify. And those are not insignificant revenues there. I cannot quote to you the exact ASP, but they are really relatively high ASPs and it doesn't take a whole lot of units to make quite a bit of difference in total percentage changes in our low-voltage number to the extent that that is a contributing factor.

The other thing as you mentioned that our low-voltage number is particularly low, you mentioned Medtronic is a little week, but ours is particularly low. We don't have the benefit in the U.S. of the Bi-V (ph) version of course of the low voltage. Medtronic does have that benefit in their numbers and so I think those are two of the things that we look and working to make sense of it. But at the same time, I'd come back to my original comment that our results are well within and toward the high side of our guidance. Our total number remains healthy and on the U.S. side, we clearly see some ongoing shift between pacing and ICDs, number one. Number two, we are not in the Bi-V (ph) segment low-voltage; number three, does everybody consolidate the numbers the same way or not?

THE CALLER:
-----------
My follow-up question is related to Getz. Can you help us understand what gross margins would have been X-Getz in the quarter, maybe a question for John and maybe help us understand what the incremental sales flowthrough Getz, now that you all are directing (ph) Japan? Thank you.

COMPANY REPRESENTATIVE:
-----------------------
Let me start out and I will pass over to John. Remember that Getz was not in our numbers for the Q1 margin and John's comments were directed toward the impact of the Getz transaction in the second quarter, but certainly it was not in the gross margin for Q1.

THE CALLER:
-----------
I meant to say Q2 (MULTIPLE SPEAKERS) guidance, how much I meant to say what the Getz factor in that -- what would have been x-Getz?

COMPANY REPRESENTATIVE:
-----------------------
Well, I think that as I mentioned in my prepared remarks, we estimate the gross profit margin in Q2 will be about 67, 67.5 percent. And as we reported this morning, gross profit margin was 68.4 percent. And so keep in mind that we have been improving gross profit margin in virtually all of our manufacturing businesses, and particularly, the core CRM business. And so the incremental cost of goods sold associated with the Getz accounting is being factored into our guidance in an environment where we would be expect it to continue to improve from the 68.4 percent that we reported this quarter. During the first 90 days of this acquisition, or for virtually all of Q2, we expect that virtually every item that is sold, every pacemaker and valve that is sold in Japan will be recorded at the higher cost of goods sold value that is put on those devices under the acquisition accounting rules. And then beginning in Q3 for certain products, this beginning inventory will have completely turned over, and so cost of goods sold will begin to reflect the lower cost, the St. Jude Medical standard cost for those devices. And so in Q3 and Q4, this impact will moderate and it begins to -- it is just one of the factors that provides confidence that the acquisition will be 6-10 cents accretive in 2004.

THE CALLER:
-----------
Thank you.

THE OPERATOR:
-------------
Mike Weinstein, J.P. Morgan.

THE CALLER:
-----------
First off, fantastic quarter. I want to maybe you can add a little bit more on Getz. Could you give us a sense as we think about the progression of the next few quarters and as we roll into '04, how much of your inventory you are assuming is worked off by the fourth quarter of this year, so if we think about the playout of gross margins over the next few quarters?

COMPANY REPRESENTATIVE:
-----------------------
I think that, as I just mentioned to the answer to Rick's question, you begin to get some insight into what is going onto the quarters in 2003 and we have said that we continue to expect the gross profit margin when we calculate it for the full-year will come in in the range of 68.5-69 percent. So you could do the analysis and figure out what progression happens in Q3 and Q4 to deliver that kind of a full-year gross profit margin if you assume that in Q2, we come in at 67-67.5. And then there would be some carryover into 2004. It is our expectation that there may be some carry over in 2004, but that for the most part, this issue would be fully behind us. And this is clearly Q2 is the biggest quarter that it will impact us and then it will immediately begin to moderate. And in 2004, we believe it will essentially be inconsequential, particularly when you think about the gross profit margin improvements that we anticipate again in our core business.

THE CALLER:
-----------
Actually, based on your guidance today versus maybe what we had in our estimates, if you're going to work through your inventory a little bit faster than we had been assuming, and as such, Getz actually becomes accretive and certainly in the fourth quarter, would you say it is neutral in the third quarter or still dilutive?

COMPANY REPRESENTATIVE:
-----------------------
As I said, I think that this quarter, we factored that in as we have provided guidance to the earnings-per-share expectation of 41-43 cents. And then clearly, it will become accretive as we go out of 2003 and that gives us confidence in our full-year EPS expectation of $1.75-1.80. You are pushing us harder. Your question is a good one; you're pushing us a little harder for the detail on Q3 and Q4 than we are prepared to give here this morning.

THE CALLER:
-----------
Let me ask one final question and switch to ICDs. I know you guys have picked up some meaningful contracts and some national accounts over the last quarter or so that are starting to help the business. To what degree or what can you tell us about your progress as far as trying to penetrate those accounts? Are there any contracts that you have not gotten into yet or that you have not started to see the benefit from that we should be looking for over the next few quarters? Thanks.

COMPANY REPRESENTATIVE:
-----------------------
I don't really -- (indiscernible) let me answer and then ask you if you have any additional comments on this. I think that all of the -- I know that this is correct and so I'm not asking you to comment on this, Mike (ph), but all of the implications of the benefit of contracts that we signed and we have had an interest, as you say, we have had a good record of engagement, is included in the guidance that we have given for the year and for the where in the prior range we have now updated our guidance in the case of ICDs in particular. And so that is probably the best answer is that we have taken that into account and offered our guidance to you. I would not want to get more specific on a customer basis than that. Stacy, could you go onto the next question please.

THE OPERATOR:
-------------
Ben Andrew, William Blair.

THE CALLER:
-----------
Could you give a little bit more detail perhaps on the ICD market? The strong sequential gain was pretty surprising coming out of what is historically a very strong fourth quarter for the industry. What is your sense? You have given guidance certainly for the year, but does it feel even more strong kind of as you progress through the quarter than you expected?

COMPANY REPRESENTATIVE:
-----------------------
Mike, you're closest to that, would you take it?

MR. MICHAEL COYLE:
------------------
Sure. I think we have seen this fairly consistently. I would not say it is accelerating. Our own estimates internally are that the traditional ICD market is growing in the 18-20 percent kind of range. That's what we see going forward. And then when you overly high-voltage resynchronization on top of that, it is clearly our expectation for full-year '03 is north of 30 percent, so that is obviously a tide that's lifting all boats.

THE CALLER:
-----------
Could you give us flavor on how you calculate that 18-20 percent? It seems like more of that market with guidance showing a 72 percent worldwide number is probably coming from the traditional (ph) (indiscernible) two patients being added in as well as just obviously pure resynch?

COMPANY REPRESENTATIVE:
-----------------------
Actually, that 18-20 is our expectation for the full-year. Our own internal models have been showing something in the 23-24 percent kind of range for the last quarter or so. Obviously, we have not seen the numbers from guidance as of this morning and we will update our own view of the market after we see both that and Medtronic's numbers in a month or so.

THE CALLER:
-----------
Can you talk about the changes to the study that Terry briefly mentioned in terms of the expansion of indications and the additional therapies that are available and how does that roll in through your approval process as you go forward with the original group of patients in the study?

COMPANY REPRESENTATIVE:
-----------------------
Let me jump in and this will be a heads up to all of the subsequent questioners. Michael slipped in a third question and Ben, you have as well. I'm going to really make sure to follow through on kind of the courtesy of working to let as many people in the loop as we have. So please nobody be offended further in the queue as I jump in and move onto the next questioner. But I appreciate it is a really universal question on the question of the status of the trial.
Mike, what update are you prepared to offer on that?

MR. MICHAEL COYLE:
------------------
We're going to cover this in great detail next week at the investors conference, but just a thumbnail sketch. We're obviously completing the initial phase of the trial where we are continuing to enroll under the randomization to on/off therapy within with RHYTHM ICD to essentially build up additional patients to make sure we have no problems with attrition. We're doing that through the month of April. As we move into the next phase, we're actually going to move to a design that randomizes patients between the simultaneous B-to-B stimulation versus programmable B-to-B stimulations. And so our expectation is that we can actually accelerate our enrollment by now eliminating the requirement that a patient be subjected to the potential to not get active therapy. In addition, we're rolling in the (technical difficulty) into the study, which is a combination over the wire and (indiscernible) lead, which our initial experiences with have just been excellent. So what we will do is continue to essentially expand the study with those two additions and that will all be part of the ultimate submission of the package.

COMPANY REPRESENTATIVE:
-----------------------
Stacy maybe you could help me on holding people to two questions and move onto the third question after we've gone through the first two.

THE OPERATOR:
-------------
Joanne Wunch (ph), Gerard Clower.

THE CALLER:
-----------
Thank you very much. My two questions -- one has to do with could you remind us where you are with your low-voltage CRT clinical trial? You anticipate this will help your pacing growth rates? Also, my second question is in regards to new sales hires. Are then mostly being focused on your ICD products, pacing products or how are they being distributed?

MR. MICHAEL COYLE:
------------------
Our clinical trial for low-voltage cardiac resynchronization is actually our paid (ph) study, which is looking at the indication of post AD nodal (ph) ablation by the pacing. That is a study that we announced at the call last quarter as having completed minimal enrollment requirements. We would expect to submit that at the end of this year and have approval for that indication in the first half of next year and that is going to be our primary vehicle for entry into the CRT market on the low-voltage side.

COMPANY REPRESENTATIVE:
-----------------------
Joanne, on your second question, we announced previously that we're adding, that we have a goal of adding well over 200, probably closer to 225 people to the U.S. field sales and service coverage this year. And although we have some expansion to assist each of the growth areas of our business, by far the majority of that expansion is directed toward the ICD and pacing side of the business. And as John Heinmiller mentioned in his prior comments, it is in part to help us keep pace with the coverage requirements from our continued growth of this business segment and then it is also helping us set the stage to be completely prepared for the ongoing growth in 2004, particularly then with the advent of our CRT product entries into the US.

THE OPERATOR:
-------------
Bruce Jacobs, Deutsche Bank.

THE CALLER:
-----------
Thank you. Two questions. First, does the tachy outlook for you at all depend on what CMS comes back with on the MCAC (ph) decision? And secondly on Getz, have there been any products that you have lost at Getz or any notices of companies that are going to take their products away from Getz subsequent to the acquisition closing? Thanks.

COMPANY REPRESENTATIVE:
-----------------------
On your first question, Bruce, we are not counting on any MCAC decision in our guidance. So it is a real clean answer to you. And on Getz, we really -- I think the answer to your question to my knowledge is, no, in the first place, but in the second-place, we're really not going to offer public visibility into the details of particular distributor relationships and negotiations and communications that might go back and forth. So in the future, everyone might expect me to just say that that's not an area that we comment on. We expect for the trading company portion of the Getz business, as I am sure one would imagine, there is a level of ongoing turnover in the product lines in the Getz business model. We would expect that to continue just status quo and that is not the kind of thing that as there might be a first letter or a first communication on it that we would give visibility to. So it will be an area of no comment unless there's something material going forward.

THE CALLER:
-----------
Very good, thanks guys.

THE OPERATOR:
-------------
Tom Anderson, Piper Jaffries.

THE CALLER:
-----------
Good morning. Two quick questions. Number one, U.S. tachy going from 53 million to 80 million -- can you break that out from units versus price versus mix? And the second question related to mix is, Mike, have you same any uptick in single chamber ICD use, vis-a-vis the David trial results?

COMPANY REPRESENTATIVE:
-----------------------
Let me take the first part of your question, Tom, and tell you, no, that we're not going to breakout units, price and mix. And Mike Coyle, if you have a different answer, you can give it. But I don't think that we want to offer that level of detail. And on the second part of your question, Mike, could you address it?

MR. MICHAEL COYLE:
------------------
Sure. We have heard anecdotes of accounts where they have done more single chamber ICDs than they have historically as a result of David. But when I look at the overall add-up of the numbers, it does not -- you do not see it. It is still pretty much a 60-40 dual chamber mix in the ICD market. Just in terms of our product mix in the US, just to add some flavor to what we said the prepared remarks, roughly half of our sales now are in Epic. 90 plus percent of our U.S. sales are in Epic and Atlas and Epic became in this quarter our number one selling pace (indiscernible) ICD family.

THE OPERATOR:
-------------
Dolcini Desoito (ph), Fulcrum Global Partners.

THE CALLER:
-----------
Good morning. Very nice quarter. Most of my questions have been answered, but I was wondering if you would comment on the early response to Epic HF in Europe and also maybe give us a little preview of NASB (ph) next month and significantly what we should be looking for?

COMPANY REPRESENTATIVE:
-----------------------
It's is a little premature in response to your first question. We really have only just launched it. On the topic of NASB, Mike, I'm sure that our conference next week would include a good review of product flow and trial status that would all be relevant to NASB, and so I think next week is going to be the better forum. Besides that, is there anything else we should add to the NASB question? No, I think we will have a very thorough review of some very robust product introductions next week.

THE OPERATOR:
-------------
(indiscernible), Wedbush Morgan

THE CALLER:
-----------
With respect to U.S. mechanical heart valve sales, looks to us like that decline we have been seeing has moderated -- can you comment on that?

COMPANY REPRESENTATIVE:
-----------------------
The heart valve sales were particularly strong in international markets. I think there does continue to be shift from tissue to mechanical in the U.S. market, although we are encouraged by our U.S. mechanical results for the quarter. We did not actually break those numbers out stand-alone I do not think as I would not really want to comment on that more, except just to say that really the very good strength in that business was more O.U.S. then it was in the US.

THE OPERATOR:
-------------
Robert Hopkins, Lehman Brothers.

THE CALLER:
-----------
Thank you and good morning. Two quick questions. First on AngioSeal, switching gears a little bit. Could you give us a sense as to how much of your growth you think is driven by share gains versus market growth? And then my second question is a broader, more industry type question related to reimbursement. There's been some recent public comments from officials from CMS that have suggested that they're still looking for ways to limit reimbursement for that patient population. Could you give us a sense of as what you're expecting out of CMS in terms of reimbursement for that patient population? Thank you very much.

COMPANY REPRESENTATIVE:
-----------------------
David, if you could answer the AngioSeal question and Mike, I will throw the (indiscernible) question over to you.

MR. DAVID ADINOLFI:
-------------------
On the Angio-seal growth, it is difficult to break out the market share gains, given that there is no specific disclosure of competitive results here. However, we continue to gain share. Last year in 2002, the majority of our growth was based upon market share gains. For the first quarter, we project that we did continue to gain share as well. However, there has been a very nice uptake in penetration and utilization here, particularly on the interventional side in the U.S.

MR. MICHAEL COYLE:
------------------
On the (indiscernible) expectations of what CMS would do, we are operating under an assumption that they will not been in a hurry to make a decision on coverage and we will be anxious to basically get views of additional data. And as you know, this year will be a very big data (ph) year with the expectations that our definite and dynamite trials will complete the (indiscernible) trial will complete, and so it would not surprise us if there is no active decision for sometime.

THE OPERATOR:
-------------
Timothy Lee, Merrill Lynch & Co.

THE CALLER:
-----------
Good morning. Two quick questions. First on the standard CRT side of the equation with the (indiscernible) for post-AV nodal ablation (ph), would that put you at a competitive disadvantage if you only got an indication for (indiscernible) patients? Second, an update on entering the Japanese market on the high-power front? Thank you.

COMPANY REPRESENTATIVE:
-----------------------
On your question about safe (ph), Timothy, let me answer that, Mike, and tell me if I'm wrong. But I would start with the point that we are very careful in our complete environment to avoid any promotion out off-label use and we will use that rigor in the case of pace (ph). And to the extent that that may very well include some competitive disadvantage, so be it. But we are completely prioritized and focused on making sure that we're in absolute compliance with promotion regulations, etc. So that may very well offer some disadvantage to us. Mike, on the topic of Japan, what is the update on Japan high-voltage?

MR. MICHAEL COYLE:
------------------
We would expect to enter the high-voltage market in Japan by the end of this calendar year.

THE OPERATOR:
-------------
Tim Nelson, U.S. Bancorp Piper Jaffries.

THE CALLER:
-----------
I appreciated (indiscernible) earlier comment on the CRT success in Europe, but could you talk about the overall ICD market in O.U.S.? It seems to me that it is accelerating here, vis-a-vis past performances. And so are we starting to see some share gain there, are you expanding your geographic scope, or is that just overall market growth?

MR. MICHAEL COYLE:
------------------
I think it is a little bit of both. I think we're seeing acceleration of the ICD market worldwide as (indiscernible) indications are also taking hold in certain geographies outside of the U. S. But also as you know, it has been about a year since we reorganized our international selling efforts. And I think those efforts are really bearing fruit in terms of much more effectiveness at overall sales management around the world.

THE OPERATOR:
-------------
Glen Reisen (ph), Morgan Stanley.

THE CALLER:
-----------
This is Jason (indiscernible). I wanted to know if you could break out the symmetry sales in the quarter, U.S., O.U.S. and kind of give us an idea of how you think that will go throughout 2003 in terms of revenues?

COMPANY REPRESENTATIVE:
-----------------------
We will now break those out, Jason. As I mentioned in our last quarterly announcement, we really recalibrated the expectations on connector sales and really completely took connectors off the table as a growth driver in 2003. You will notice that we stopped breaking out connector sales as a stand-alone point of announcement in this conference call. We are not hiding anything. You can deduce the sales from our communications. We announced total CSD and we announced the sale of products related to valves at 63 million, we announced other CSD sales at 3 million. In this quarter, the only other sales are connector sales but what we would hope everyone would take away from that is that the we are really focused on consistency of communication and going forward, we will communicate the valve sales, valve product sales and then we will communicate just the total other CSD sales. They're just such small numbers and we are just not going to dissect numbers are that small dissect them U.S., O.U.S. or segments. In future quarters, you will start to see -- there will be other numbers in that other C&D (ph).

It will come from other non-St. Jude Medical cardiac surgery products in the Getz line, but -- it will include some oxygenators, some open surgical grafts, but they're not material numbers and we will just report everything as other CSD. To the extent that our business environment changes and there are particular numbers that deserve attention as growth drivers or as material impact to the business, one could expect us to communicate that appropriately.

THE OPERATOR:
-------------
Robert Faulkner (ph), Prudential Securities.

THE CALLER:
-----------
Thank you. I wondered if (indiscernible) talking about ultrasound vascular sealing as a potential competitor for the Angio-seal device. Can you talk about the role that technology may play in frozen (ph) (indiscernible) as far as you know?

COMPANY REPRESENTATIVE:
-----------------------
I can comment on that. Rob, we will give a little bit more of a detailed update next week at the analyst conference concerning some competitive technologies. But fundamentally, the use of Angio-seal has reached a point where it has become a standard of care in all of the labs and the reproducibility, consistency and quality of performance really has set a competitive benchmark. So technology I think will evolve over the coming years to work at that benchmark and we will see how it turns out. But fundamentally, the Angio-seal is the standard of care here.

THE OPERATOR:
-------------
Mark Landy, Leerink Swan.

THE CALLER:
-----------
Good morning, gentlemen. In terms of the (indiscernible), could you give us some insights into whether there was a rebirth in mechanical sales, maybe an uptake of tissues sales or product for repair? Second question is -- could you maybe please give us an update on the Definite (ph) study?

COMPANY REPRESENTATIVE:
-----------------------
On Definite, that is a quick update I'm sure. You want to update on Definite?

MR. MICHAEL COYLE:
Sure. We would expect to complete the follow-up phase of Definite by the end of this year. We obviously already completed full enrollment in the study.

COMPANY REPRESENTATIVE:
-----------------------
James, could you address the question of what do we see as the mix on dynamics on the valve side? The answer is all of above. We had especially strong sales in international and mechanical valves (ph), but we had growth in the extenter (ph) valve in the international markets, so I think the two valves (ph) are doing well. And we are finally starting to see a growth in our repair markets, are the answers to all of the above.

THE OPERATOR:
-------------
John (indiscernible), CIBC World Markets.

THE CALLER:
-----------
Good morning, everybody. First for Mike -- Mike, will you require a panel on EPIC HF? What are you assuming there? And have you heard, specifically had any confirmation that CMS will wait for Scud Heft (ph) before making a decision?

COMPANY REPRESENTATIVE:
-----------------------
It is premature to say whether we will need a panel or not with FDA, although it would not be our expectation. Secondly on the CMS, I think I am reading between the lines in terms of what they said that they would like to see additional data whether they will actually wait for Scud Heft (ph) or not, I do not know.

THE OPERATOR:
-------------
Matt Dodd, SG Cowen Securities Corporation.

THE CALLER:
-----------
I wanted to say Dan is doing a great job as bad cop but you might want to move that roll around on different quarters. On the U.S. ICD as a follow-up on Tom's question, is there any market in particular that is very strong because not only for you, but for the market as a whole it is accelerating part of that is currency but I think it is still strong on a unit basis? So has anything changed in any of the major countries in Europe?

COMPANY REPRESENTATIVE:
-----------------------
I think in most of the developed markets whether it is Europe or Australia we're seeing, Western Europe and Australia, we are seeing general strength pretty much across the board.

THE OPERATOR:
-------------
Loren (inaudible), Goldman, Sachs & Co.

THE CALLER:
-----------
Good morning. Two questions. First, really given this explosive growth that we're seeing in the E (ph) market, could you guys talk about where you stand relative to manufacturing capacity and should we be thinking about any needs for expansion there? And then secondly, this is talk a lot about (ph) last year, relative to just ability of EPs to have capacity to do procedures, which clearly doesn't seem to be in the way. But does that become an issue again if this market continues to grow so rapidly?

COMPANY REPRESENTATIVE:
-----------------------
Mike, do you want to take those?

MR. MICHAEL COYLE:
------------------
Yes. We see no manufacturing constraints here just to be able to meet the demand at these levels, and we frankly are continuing to implement very formalized lean manufacturing program that we think are going to allow us to do not even have to do major facility expansion in the next year so to keep up with this. So I think we're in good shape on manufacturing. In terms of overall capacity, EPs seem to continue to indicate after looking at this very hard that they think -- MASB
(ph) has indicated that they think there's still plenty of capacity out there to handle the growth and we're certainly not seeing any constraints around it. So I don't think that is going to become a bottleneck for continued growth.

COMPANY REPRESENTATIVE:
-----------------------
One last question, Stacy.

THE OPERATOR:
-------------
Eli Kamerman (ph), TSA (ph) Financial.

THE CALLER:
-----------
Thank you and good morning. Can you gave us some idea in dollars what the difference in the average selling price is between the Epic and the prior generation ICD over the course of last year?

COMPANY REPRESENTATIVE:
-----------------------
is that something we want to address, Mike?  Let me ask you.

MR. MICHAEL COYLE:
No, I don't want to get into specific ASPs. I would say our ASPs in general are up from where they were a year ago and Epic is our highest ASP product.

THE CALLER:
-----------
Okay, thank you.

COMPANY REPRESENTATIVE:
-----------------------
Let's end the session now. Thank you all for being with us this morning and we will look forward to seeing many of you next week in New York where we will have a lot more time to cover many of these issues in much more detail and thank you, Stacy, for helping us this morning.

THE OPERATOR:
-------------
Thank you. Ladies and gentlemen, this conference will be available for replay after 12:00 PM today, running through Monday, April 21, until midnight. You can access the AT&T teleconference replay system by dialing 320-365-3844 and entering the access code of 676789.
(CONFERENCE CALL CONCLUDED)